UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant [  ]

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[ ]	Soliciting Material Pursuant to §240.14a-12

PCM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PCM, INC.

1940 E. Mariposa Avenue

El Segundo, CA 90245

Notice of Annual Meeting of Stockholders

To Be Held on August 1, 2016

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of PCM, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, located at 1940 E. Mariposa Avenue, El Segundo, CA 90245 on Monday, August 1, 2016 at 10:00 a.m. local time for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1. To elect the four nominees named in the accompanying proxy statement as directors of the Company to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To approve on an advisory basis the compensation of the Company’s named executive officers;

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on June 10, 2016 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the annual meeting, or at the office of the Secretary of the Company, 1940 E. Mariposa Avenue, El Segundo, CA 90245, for a period of ten days prior to the annual meeting.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2015, containing consolidated financial statements, is included with this mailing. Your attention is directed to the accompanying proxy statement for the text of the matters to be proposed at the meeting and further information regarding each proposal to be made.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on August 1, 2016:

The Company’s Annual Report for the fiscal year ended December 31, 2015 and the Proxy Statement for the Annual Meeting are available on our website at investor.pcm.com/proxy.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

By Order of the Board of Directors,

/s/ Frank F. Khulusi
Frank F. Khulusi
Chairman of the Board and Chief Executive Officer

El Segundo, California

July 1, 2016

PCM, INC.

1940 E. Mariposa Avenue

El Segundo, CA 90245

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on August 1, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished by the Board of Directors of PCM, Inc., a Delaware corporation, in connection with the solicitation of proxies to be used at our annual meeting of stockholders to be held on Monday, August 1, 2016 at 10:00 a.m. local time, at our headquarters, located at 1940 E. Mariposa Avenue, El Segundo, CA 90245, and at all adjournments thereof for the purposes described in this proxy statement and in the accompanying notice of annual meeting of stockholders. IF YOU SIGN AND RETURN A PROXY CARD BUT DO NOT INDICATE SPECIFIC CHOICES AS TO YOUR VOTE, YOUR PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT AND IN FAVOR OF PROPOSALS 2 and 3. This proxy statement and the notice of meeting and proxy are being mailed to stockholders on or about July 1, 2016.

The close of business on June 10, 2016 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. As of June 10, 2016, our outstanding voting securities consisted of 11,648,012 shares of common stock, par value $0.001 per share. On all matters which will come before the meeting, each stockholder is entitled to one vote for each share of common stock held on the record date.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by:

●	delivering to our principal office a written notice of revocation;
●	filing with us a duly executed proxy bearing a later date; or
●	attending the meeting and voting in person.

The costs of this solicitation, including the expense of preparing and mailing proxy solicitation materials, will be borne by PCM. We will request brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of our common stock. We will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to beneficial owners. We may conduct further solicitation personally, telephonically or by facsimile or other electronic communication through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Voting

Record Holders. If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by (i) using any Internet voting site or toll-free telephone number listed on the proxy card, if any (ii) mail by completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided or (iii) attending the annual meeting and voting by ballot, as described below. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

At the commencement of the meeting, we will distribute a written ballot to any stockholder of record who attends the meeting and wishes to vote thereat in person. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

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Beneficial Owners (Street Name Holders). If a broker, trustee, nominee or similar organization holds your shares and you are a beneficial owner, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, trustee, nominee or similar organization will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting. Only that organization can sign a proxy card with respect to your shares. If you have not received a voting instruction form and voting instructions with these proxy materials from that organization, you are urged to contact the person(s) responsible for your account and give them instructions for how to complete a proxy representing your shares so that a proxy can be timely returned on your behalf. You are also invited to attend the meeting. However, because you are not a holder of record of our common stock, if you wish instead to vote your shares held in “street name” in person at the meeting, you must obtain a “legal proxy” from your broker, bank or other nominee.

Quorum and Votes Required

The presence of the holders of a majority of the shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the annual meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the meeting. A broker “non-vote” occurs when a broker, trustee, nominee or similar organization holding shares for a beneficial owner does not vote on a particular proposal because the broker, trustee or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in respect of the approval of the election of directors (Proposal One). Proposals One is a “non-routine” matter and your broker cannot vote your shares in its discretion on your behalf on any “non-routine” matters. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote in Proposal One, no vote will be cast on your behalf. Brokers do not have discretionary authority to vote on Proposal Two. Broker non-votes will be deemed shares not entitled to vote on Proposal Two, will not be counted as votes for or against such proposal, and will not be included in calculating the number of votes necessary for approval of such proposal. The approval of Proposal Three is a routine proposal on which a broker or other nominee generally has discretionary authority to vote. Accordingly, no broker non-votes will likely result from Proposal Three.

The vote required for approval of each matter and the effect of abstentions and broker “non-votes” is set forth under the heading “Board Recommendation and Stockholder Vote Required” for each matter in this proxy statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 10, 2016 by: (i) each of the executive officers listed in the Summary Compensation Table in this proxy statement (sometimes referred to herein as the “named executive officers”); (ii) each director; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Percentage of ownership is based on an aggregate of 11,648,012 shares of our common stock outstanding on June 10, 2016. The table is based upon information provided by officers, directors and principal stockholders, as well as upon information contained in Schedules 13D and 13G filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is: c/o PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, CA 90245.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Royce & Associates, LLC (1)	1,000,988		8.6%
Dimensional Fund Advisors LP(2)	868,164		7.5
Jonathan L. Kimerling(3)	855,808		7.3
Amre A. Youness(4)	622,000		5.3
Firoz Lalji (5)	592,103		5.1
Perritt Capital Management, Inc. (6)	589,780		5.1

Directors and Named Executive Officers:
Frank F. Khulusi	2,953,451	(7)	24.5
Robert J. Miley	13,998		*
Brandon H. LaVerne	194,714	(8)	1.6
Robert I. Newton	163,552	(9)	1.4
Simon M. Abuyounes	233,777	(10)	2.0
Thomas A. Maloof	105,500	(11)	*
Ronald B. Reck	80,966	(12)	*
Paul C. Heeschen	109,164	(13)	*
All current directors and executive officers as a group (8 persons)	3,855,122	(14)	30.5%

*	Less than 1%
(1)	Based on information contained in Schedule 13G/A filed on January 20, 2016 by Royce & Associates LLC, Royce & Associates LLC has sole voting and dispositive power with respect to 1,000,988 shares of our common stock. The address for Royce & Associates LLC is 745 Fifth Avenue, New York, NY, 10151.
(2)	Based on information contained in Schedule 13G/A filed on February 9, 2016 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 847,059 shares of our common stock and sole dispositive power with respect to 868,164 shares of our common stock. According to the Schedule 13G/A, Dimensional Fund Advisors LP furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, collectively known as the “Funds.” In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of PCM that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of PCM held by the Funds. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(3)	Based on information contained in Schedule 13D/A filed on July 2, 2013 by Jonathan L. Kimerling and Four Leaf Management, LLC, Jonathan L. Kimerling has sole voting and dispositive power with respect to 66,300 shares of our common stock, shared voting and dispositive power with respect to 15,000 shares of our common stock held in trust of Mr. Kimerling’s children that he may be deemed to beneficially own, and Four Leaf Management, LLC has shared voting and dispositive power with respect to 774,508 shares of our common stock. Mr. Kimerling is the sole managing member of Four Leaf Management LLC. The address for Mr. Kimerling and Four Leaf Management LLC is c/o Jonathan L. Kimerling, 2968 Cherokee Road, Birmingham, Alabama 35223.
(4)	The address for Mr. Youness is 310 North Lake Avenue, Pasadena, California 91101.
(5)	Based on information contained in Schedule 13D filed on March 13, 2014 jointly by Firoz Lalji and Najma Lalji, both having shared voting and dispositive power with respect to 592,103 shares of our common stock. The address for Firoz Lalji, Chairman of Zones, Inc., is 1102 15th Street SW, Suite 102, Auburn, Washington 98001. The address for Najma Lalji, wife of Firoz Lalj and principal of the FANA Group of Companies, is 10655 NE 4th Street, Suite 700, Bellevue, Washington 98004.
(6)	Based on information contained in Schedule 13G/A filed on February 11, 2013 by Perritt Capital Management, Inc. Perritt Capital Management, Inc. has sole voting and sole dispositive power with respect to 24,780 shares of our common stock and shared voting power with respect to 565,000 shares of our common stock. According to the Schedule 13G/A, Perritt Capital Management, Inc. is the investment adviser to Perritt MicroCap Opportunities Fund, Inc. and its sole series, Perritt MicroCap Opportunities Fund, and to Perritt Funds, Inc. and its sole series, Perritt Ultra MicoCap Fund. The address for Perritt Capital Management, Inc. is 300 South Wacker Drive, Suite 2880, Chicago, Illinois 60606.
(7)	Consists of 2,555,951 shares held by the Khulusi Family Revocable Trust dated November 3, 1993 and 397,500 shares underlying options which are presently vested or will vest within 60 days of June 10, 2016.
(8)	Includes 186,650 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2016.
(9)	Includes 146,050 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2016.

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(10)	Includes 175,450 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2016.
(11)	Includes 20,000 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2016.
(12)	Includes 30,000 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2016.
(13)	Includes 30,000 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2016.
(14)	This figure includes an aggregate of 985,650 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2016.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of four directors. At the annual meeting, four directors are to be elected to hold office until our next annual meeting of stockholders or until his successor is elected and qualified.

Our Board seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business, particularly the industries, end-markets and growth segments that our company serves. Each of our directors holds or has held senior executive positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, executive compensation, human resources and leadership development. A majority of our non-employee directors has experience serving on boards of directors and board committees of other public companies, and each of our directors has an understanding of corporate governance practices and trends. The Board also believes that each of our directors has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, diversity of experience, qualifications, skills and backgrounds, and the ability and commitment to devote significant time and energy to service on the Board and its committees. In addition to the above, our Board of Directors has also considered the specific experience described in the biographical details that follow in determining that such individuals should serve as a member of our Board of Directors.

Set forth below are the name, age and the positions and offices held for each of our directors as of July 1, 2016, his principal occupation, business experience and public company board service during the past five years, and the experience, qualifications, attributes or skills that qualify such person to serve as a director of our company. All of the persons listed below are now serving as members of our Board of Directors and have consented to serve as directors, if elected. The Board of Directors proposes for election the nominees listed below.

Name	Age	Position	Director Since
Frank F. Khulusi	49	Chairman of the Board and Chief Executive Officer	1987
Thomas A. Maloof(2)(3)	64	Director	1998
Ronald B. Reck(1)(2)(3)	67	Director	1999
Paul C. Heeschen(1)(2)(3)	59	Director	2006

(1)	Member of our Compensation Committee.
(2)	Member of our Audit Committee.
(3)	Member of our Nominating and Corporate Governance Committee.

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Biographical Information

Frank F. Khulusi is one of our co-founders and has served as our Chairman of the Board and Chief Executive Officer since our inception in 1987 and as our President from our inception in 1987 to July 1999 and again from March 2001 to March 2012. Mr. Khulusi attended the University of Southern California. Mr. Khulusi’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries, over 20 years of experience in leadership and growth of our company, extensive operations and financial experience, and experience with public company corporate governance.

Thomas A. Maloof has served as one of our directors since May 1998. He served as Chief Financial Officer of Hospitality Marketing Concepts from January 2001 to August 2005, and has been an independent consultant since August 2005. Mr. Maloof served as President of Perinatal Practice Management, Inc. from February 1998 to November 2000. From August 2004 through April 2005, Mr. Maloof served on the board of directors of our former subsidiary, eCOST.com, Inc. (then Nasdaq: ECST). Mr. Maloof served as a director for Farmer Brothers Coffee (Nasdaq: FARM) from 2003 to 2011 and The Ensign Group (Nasdaq: ENSG) from 2000 to 2013. Mr. Maloof’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries; experience having served on the board of directors of Farmer Brothers and The Ensign Group (including service on the audit committees of both entities); public accounting and auditing experience; and public company corporate governance, finance and financial reporting experience.

Ronald B. Reck has served as one of our directors since April 1999. Mr. Reck was employed by Applebee’s International from 1987 to 1997, serving most recently as Executive Vice President and Chief Administrative Officer. Since 1998, Mr. Reck has served as President and Chief Executive Officer of Joron Properties, LLC, a real estate company until December 31, 2014. Mr. Reck’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries; extensive experience as a private investor; senior leadership roles with operations experience in complex public and private companies; and public company corporate governance and financial reporting experience.

Paul C. Heeschen has served as one of our directors since February 2006. Mr. Heeschen has served as a member of the board of directors of New Home Co Inc. (NYSE: NWHM) since February 2014. Mr. Heeschen served from January 1996 to May 2010 as a member of the board of directors of Diedrich Coffee, Inc., which was acquired by a subsidiary of Green Mountain Coffee Roasters, Inc. in May 2010. Mr. Heeschen served as Diedrich’s Chairman from February 2001 and as its Executive Chairman from February 2010 to May 2010. Since 1995, Mr. Heeschen also has been a principal of Heeschen & Associates, a private investment firm. Mr. Heeschen’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries; extensive experience as a private investor; senior leadership roles with operations experience in complex public and private companies; and public company corporate governance, finance and financial reporting experience.

Board Recommendation and Stockholder Vote Required For Proposal One

A stockholder submitting a proxy may vote for all or any of the nominees for election to the Board of Directors or may withhold his or her vote from all or any of such nominees under Proposal One. Directors are elected by a plurality of votes. An abstention from voting on this matter by a stockholder, while included for purposes of calculating a quorum for the meeting, has no direct effect on the vote because such shares are not counted for or against any nominee. In addition, although broker “non-votes” will be counted for purposes of attaining a quorum, they will similarly have no direct effect on the vote. Should any nominee become unwilling or unable to serve if elected, the proxy agents named in the proxy will exercise their voting power in favor of such other person as our Board of Directors may recommend. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

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Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2015, the Board of Directors held five meetings. Each director attended 100% of the aggregate total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served.

Audit Committee

We have an Audit Committee established in accordance with applicable requirements of the Securities Exchange Act of 1934, as amended, currently consisting of Thomas A. Maloof, Paul C. Heeschen and Ronald B. Reck. The Audit Committee is appointed by the Board of Directors, which has adopted a charter directing the Audit Committee to oversee our accounting and financial reporting processes and the audits of our financial statements. A copy of the Audit Committee Charter is posted in the “Investor Relations” section of our website at www.pcm.com. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm (including resolution of disagreements between management and the independent registered accounting firm regarding financial reporting). The Audit Committee held five meetings during the last fiscal year. The Board of Directors has determined that each current member of the Audit Committee meets the requirements of the applicable Securities and Exchange Commission rules, including Rule 10A-3(b) under the Exchange Act, is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards, and that Mr. Maloof and Mr. Heeschen qualify as Audit Committee financial experts as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee is appointed by the Board of Directors, which has adopted a charter directing the Compensation Committee to assist the board in discharging its responsibilities relating to compensation of our directors and executive officers. A copy of the Compensation Committee Charter is posted in the “Investor Relations” section of our website at www.pcm.com. Ronald B. Reck and Paul C. Heeschen served as members of our Compensation Committee during the last fiscal year. All members of our Compensation Committee are independent as defined by Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee held three meetings during the last fiscal year. The Compensation Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the Board of Directors regarding compensation matters and determining compensation for the Chief Executive Officer. In addition, the Compensation Committee administers our stock incentive plans and, within the terms of the respective stock incentive plan, determines the terms and conditions of issuances thereunder.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was formed in March 2011. Prior to its formation, as permitted by the Nasdaq listing standards, the nominating function was carried out by the independent members of our Board of Directors. The Nominating and Corporate Governance Committee is appointed by the Board of Directors, and a copy of the committee’s charter is posted in the “Investor Relations” section of our website at www.pcm.com. The members of the Nominating and Corporate Governance Committee are Thomas A. Maloof, Paul C. Heeschen and Ronald B. Reck, all of whom are independent directors as defined by Rule 5605(a)(2) of the Nasdaq listing standards. The Nominating and Corporate Governance Committee held one during the last fiscal year. The Nominating and Corporate Governance Committee identifies and recommends prospective director candidates for election at each annual meeting and nominees to fill any board vacancies. The committee reviews with the Board, on an annual basis or more frequently as needed, our corporate governance guidelines and the Board’s committee structure and membership. When needed, the committee leads the search for qualified director candidates by defining the experiential background and qualifications for individual director searches and may engage third-party search firms to source potential candidates and coordinate the logistics of each search. The committee also has the power to engage outside advisors and counsel to assist the committee.

Corporate Governance Guidelines

Our Board of Directors has adopted a set of Corporate Governance Guidelines which address the role, composition, structure and functions of the Board. The Nominating and Governance Committee is responsible for periodically reviewing these Corporate Governance Guidelines and recommending any changes to the Board. Our Corporate Governance Guidelines are posted in the “Investor Relations” section of our website at www.pcm.com.

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Director Nominations

The Nominating and Corporate Governance Committee has adopted a policy which sets forth the procedures for identifying and evaluating candidates for the Board of Directors. The policy is included as an exhibit to the Nominating and Corporate Governance Committee Charter, which is posted in the “Investor Relations” section of our website at www.pcm.com. The policy provides that the committee will consider candidates that may be recommended for consideration by our stockholders, provided the information regarding director candidates recommended by our stockholders is submitted in compliance with the policy and other information reasonably requested by us within the timeframe prescribed in Rule 14a-8 of Regulation 14A under the Exchange Act and other applicable rules and regulations, including our bylaws. Such director candidate recommendation materials are required to be sent to our Corporate Secretary by writing c/o Corporate Secretary, PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, CA 90245. There are no specific minimum qualifications that the committee requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more of our directors to possess, other than as are necessary to meet any requirements under rules and regulations applicable to us. The committee considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors.

The committee considers director candidates that are suggested by members of the Board of Directors, as well as by management and stockholders. The committee may also retain a third-party executive search firm to identify candidates. The process by which the committee identifies and evaluates nominees for director, including nominees recommended by stockholders, involves (with or without the assistance of a retained search firm) compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing and presenting to the full Board of Directors an analysis with regard to particular recommended candidates. During the search process, the committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long-term interest of our stockholders and contribute to our overall corporate goals. In addition, although we do not have a formal policy regarding the consideration of diversity in identifying and evaluating potential director candidates, the committee will consider diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity and age), skills and experience, qualifications and background of current and prospective directors’ diversity as one factor in identifying and evaluating potential director candidates, so that the Board, as a whole, will possess what the Board believes are the appropriate skills, talent, expertise and backgrounds necessary to oversee our company’s business.

Director Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all of the relevant transactions or relationships between each director (and his family members) and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that each of Mr. Maloof, Mr. Heeschen and Mr. Reck is “independent” within the meaning of the applicable Nasdaq listing standards.

Each member of our Board of Directors serving on our Audit, Compensation and Nominating and Corporate Governance committees is “independent” within the meaning of the applicable Nasdaq listing standards.

Board Leadership Structure

The Board does not have a policy on whether or not the role of the Chief Executive Officer and Chairman of the Board should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. The Board has determined that the role of Chairman of the Board (held by Mr. Khulusi) need not be separated from the role of Chief Executive Officer at this time because it believes that this currently provides the most efficient and effective leadership model for our company. The Board believes that combining the Chairman and Chief Executive Officer positions is the most effective leadership structure for our company given the size of our Board and Mr. Khulusi’s role in founding our company, his extensive knowledge of our business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with and knowledge of our vendors and customers. As Chief Executive Officer, Mr. Khulusi is intimately involved in our day-to-day operations and is thus in a position to elevate the most critical business issues for consideration by the Board. The Board has not appointed a lead independent director. Currently, the Board consists of four directors, three of whom are independent, namely Messrs. Maloof, Heeschen and Reck. Due to the size of the Board, all of the independent directors are able to closely monitor the activities of our company and meet regularly in executive sessions without management to discuss the development and strategy of our company. These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chief Executive Officer. Therefore, the Board has determined that a lead independent director is not necessary at this time. To the extent the composition of the Board changes and/or grows in the future, the Board of Directors may reevaluate the need for a lead independent director.

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Board of Directors’ Role in Risk Oversight

The Board as a whole has ultimate responsibility for our company’s risk oversight function. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk-management issues. Financial risks are overseen by the Audit Committee, which meets with management to review our company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee. Members of our senior management team regularly report to the full Board regarding their areas of responsibility and a component of these reports is risk within the area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or its committees.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics, including any amendments to, or waivers from such code, is posted in the “Investor Relations” section of our website at www.pcm.com. We will provide a copy of our Code of Business Conduct and Ethics to any person, without charge, upon receipt of a written request directed to our Corporate Secretary at our principal executive offices.

Director Compensation (2015)

The following table provides information regarding the compensation earned for services performed for us as a director by each member of our board of directors, other than directors who are also named executive officers, during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Thomas A. Maloof (3)	$75,000	$59,700	$134,700
Ronald B. Reck (3)	75,000	59,700	134,700
Paul C. Heeschen (3)	67,500	59,700	127,200

(1)	Represents the aggregate grant date fair value of stock awards, valued in accordance with ASC 718, awarded to each of the directors during the 2014 fiscal year. For a detailed discussion of the assumptions made in the valuation of stock awards, please see Notes 2 and 4 of our Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	In 2015, each of our non-employee directors was awarded 6,000 RSUs, which vest annually over a two year period.
(3)	In 2015, there were no grants of stock option awards to any our non-employee directors. Each of our non-employee directors had the following aggregate number of option awards outstanding and vested as of December 31, 2015: Mr. Maloof —30,000, Mr. Reck — 30,000 and Mr. Heeschen — 30,000; and the following aggregate number of unvested RSUs as of December 31, 2015: Mr. Maloof —9,000, Mr. Reck — 9,000 and Mr. Heeschen — 9,000.

Each of our non-employee members of the Board receives an annual Board retainer of $50,000, plus an annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the Compensation Committee of the Board on which he or she serves. The chairperson of each of our Audit and Compensation Committees will also receive an additional annual retainer of $15,000 and $7,500, respectively. Directors who are employed by us or any of our affiliates are not paid any additional compensation for their service on our board of directors. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with attending board or committee meetings. We have entered into indemnification agreements with each of our directors, a form of which has been filed as an exhibit to our periodic reports filed with the Securities and Exchange Commission.

Our directors are also eligible to participate in our equity incentive plans, which are administered by our Compensation Committee under authority delegated by our board of directors. The terms and conditions of option and stock bonus grants to our non-employee directors under our equity incentive plans are and will be determined in the discretion of our Compensation Committee, consistent with the terms of the applicable plan.

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On May 20, 2015, our Compensation Committee approved and granted, under our 2012 Equity Incentive Plan, 6,000 RSUs to each of our non-employee members of the Board for a total award of 18,000 RSUs. The RSUs each vest annually in equal amounts over a two year period from the date of grant. We valued the RSUs at fair value in accordance with ASC 718 as of the grant date. See footnotes 1 and 2 in the table above for more information.

Annual Meeting Attendance

We have a adopted a policy for attendance by the Board of Directors at our annual stockholder meetings which encourages directors, if practicable and time permitting, to attend our annual stockholder meetings, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All four of our directors attended our 2015 Annual Meeting of Stockholders.

Communications with Directors

Stockholders may communicate with the Board of Directors or one or more individual members of the Board of Directors by writing c/o Corporate Secretary, PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, CA 90245. Communications received from stockholders are forwarded directly to the Board of Directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has authorized the Corporate Secretary, in his discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the Board of Directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As required by the rules of the Nasdaq Stock Market and pursuant to our Audit Committee Charter, we conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Audit Committee or another independent body of the board. For purposes of this review, “related party transactions” include all transactions that are required to be disclosed pursuant to SEC regulations. As a part of this process, our general counsel reviews and monitors the terms and conditions of all related party transactions and informs the Audit Committee of any proposed transaction that is deemed a related party transaction. In cases in which a proposed transaction has been identified as a related party transaction, management presents information regarding the proposed related party transaction to the Audit Committee or another body of independent directors for consideration and approval. In considering related party transactions, the Audit Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to our company as we would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our current directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation, as well as certain procedural protections. We have also entered into transactions with certain of our directors and officers, as described under the section “Executive Compensation.”

Sam U. Khulusi, the brother of Frank F. Khulusi, was employed as a Senior Vice President of PCM Logistics, LLC, a wholly-owned subsidiary of PCM, in fiscal years 2014 and 2015. In fiscal years 2014 and 2015, Sam U. Khulusi earned compensation in the amount of $220,000 each year and he did not earn any bonus during 2014 and 2015. Sam U. Khulusi is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

Simon M. Abuyounes, the brother-in-law of Frank F. Khulusi, was employed as the President of PCM Logistics, LLC in fiscal year 2013 and was appointed as Executive Vice President – IT, Operations and Commercial Sales of PCM, Inc. in April 2014, and currently serves as Executive Vice President – IT and Operations. Compensation paid to Mr. Abuyounes in fiscal years 2014 and 2015, and our agreements with respect to his severance arrangements with our company are described under the section “Executive Compensation.” Mr. Abuyounes is also eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

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We believe that each of the transactions and agreements described above contain comparable terms to those we could have obtained from unaffiliated third parties.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking stockholders to cast an advisory (non-binding) vote on the following resolution at the annual meeting:

RESOLVED, that, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this proxy statement for the annual meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views about the compensation of our named executive officers, as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program. Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this proxy statement and the tabular and narrative disclosure that follows it.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the primary goal of our named executive officer compensation program is the same as our goal for operating our company – to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our named executive officers to motivate and reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution. The result of the Say on Pay vote will not be binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of the holders of a majority of our common stock, having voting power present at the annual meeting in person or by proxy and entitled to vote on the proposal, to be approval by stockholders of the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of Proposal Two, but abstentions will have the same effect as a vote against Proposal Two. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

For these reasons, the Board of Directors recommends a vote “FOR” the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this proxy statement for the annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Principles

The Compensation Committee of our Board of Directors establishes our executive compensation philosophy and principles and oversees our executive compensation programs. The following are the primary principles of our executive compensation programs, which together constitute our executive compensation philosophy:

●	link executive compensation to the creation of stockholder value;

●	reward contributions of executive officers that enhance our specific business goals; and

●	attract, retain and motivate high quality individuals.

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Our executive compensation programs have been designed and adopted by the Compensation Committee in an effort to implement the above principles. The key elements of our executive compensation program include base salary, quarterly and annual cash incentives, stock incentive awards, health and welfare benefits, and other perquisites. The discussion below describes each of the key elements of our executive compensation for the fiscal year ended December 31, 2015.

Executive Compensation Process

In establishing compensation, our Compensation Committee, among other things:

●	reviews the performance of our executive officers and each of the components of their compensation;

●	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

●	administers our equity and cash incentive plans and, within the terms of these plans, determines the terms and conditions of the awards under these plans.

Our annual process of determining overall compensation for named executive officers (other than our Chief Executive Officer) begins with recommendations made by our Chief Executive Officer to our Compensation Committee. In making his recommendation, our Chief Executive Officer considers a number of factors, including the functional role of the position, the level of the individual’s responsibility, the individual’s long-term commitment to our company, the demand and scarcity of individuals with similar skills, knowledge and industry expertise, the seniority of the individual and our Chief Executive Officer’s understandings and beliefs of retention and motivational requirements for each such executive. After considering the input and recommendations of our Chief Executive Officer and any input of an independent compensation consultant that may from time to time be engaged by the Committee, our Compensation Committee makes the final determination of compensation for our named executive officers.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, as well as the input of any independent compensation consultant, and sets the Chief Executive Officer’s compensation based on this evaluation. While our Chief Executive Officer submits recommendations to the Compensation Committee regarding his own proposed compensation levels, the Committee retains the sole authority to determine the compensation of our Chief Executive Officer based on its evaluation of the factors described below under “Total Compensation for Executive Officers.”

Our Compensation Committee uses its judgment and experience and works closely with our named executive officers to determine the appropriate mix of compensation for each individual. Our Compensation Committee historically has not used tally sheets, internal pay equity studies, accumulated wealth analyses, equity retention policies, benchmarking or similar tools in assisting with compensation determinations for our named executive officers. The Committee uses its judgment and discretion in determining the amount of base salary for executive officers and does not target a particular benchmark in relation to salary ranges at other companies. Instead, base salary is used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers, taking into account competitive market compensation paid by other companies for similar positions. The Compensation Committee believes that long-term performance is achieved through the use of stock-based awards and has historically awarded stock options and restricted stock units (RSUs) to our named executive officers.

In April 2013, the Compensation Committee engaged Towers Watson, a nationally recognized compensation consulting firm, to advise the Committee on our director and executive compensation programs and to conduct an independent competitive assessment of our director and executive officer compensation in an effort to ensure that such compensation levels and practices satisfy our compensation philosophies and principles and are established in part based upon consideration of objective market compensation data. The object of Towers Watson’s 2013 engagement was to ensure that our compensation levels and practices were designed to support long-term growth and success, reflect best practices and address the needs of our company, employees and stockholders, and to update prior assessments using more recent market data. In connection with its engagement by the Committee, Towers Watson was instructed to perform the following assignments:

●	provide an assessment of our total direct compensation (base salary, short-term incentive and long-term incentive) for executive level positions;

●	provide advice on competitive compensation practices and executive compensation issues and trends and on establishing an appropriate peer group for comparison;

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●	provide independent recommendations to the Committee on Chief Executive Officer and other executive officer and director compensation; and

●	provide a review and assessment of the Company’s overall compensation programs design for directors and executive officers, including short-term and long-term incentive practices.

Towers Watson presented its recommendations with respect to our Chief Executive Officer directly to the Compensation Committee, without the participation of the Chief Executive Officer. The other recommendations of Towers Watson were provided to the Compensation Committee and our Chief Executive Officer with input from our human resources personnel, who worked directly with Towers Watson on the assignment. The report was discussed by the Committee at scheduled meetings of the Committee during the second and third quarters of 2013. The report, together with input to the Committee from our Chief Executive Officer regarding incentive and retention of our other executive officers and directors, was considered by the Committee in establishing each of the components of executive and director compensation for fiscal year 2013 and again for fiscal years 2014 and 2015.

Total Compensation of Executive Officers

Our executive compensation programs consist primarily of (i) base salary, (ii) short-term incentive compensation in the form of quarterly or annual cash bonuses and (iii) long-term incentive compensation in the form of stock options and RSUs. We also provide our executive officers with other benefits, including certain perquisites and severance and change of control agreements discussed in more detail below. Each of these components of executive compensation has been provided to satisfy our compensation philosophy and principles after review of market executive compensation data provided by an independent compensation consultant engaged by the Compensation Committee and, for executives other than the Chief Executive Officer, based in part on qualitative input and recommendations made to the Compensation Committee by our Chief Executive Officer. For the 2015 fiscal year, each of our executive officers received cash compensation in the form of an annual base salary and cash bonuses or incentive compensation, and each also received long-term incentive compensation in the form of stock option and RSU awards. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation other than its determination that the total compensation and each component of compensation provided to each executive officer in 2015 was within the range of total compensation and the range of each component of compensation paid to similarly situated executive officers in the peer group as provided in the 2013 Towers Watson report.

In determining the compensation for our Chief Executive Officer, in addition to the applicable factors set forth below, the Compensation Committee also took into consideration the record of his leadership and vision since our company’s inception in 1987; his close identification with us by our employees and vendors, the financial community and the general public; and the recognition by the Compensation Committee and others in our industry of the importance of his leadership to our continued success.

Please refer to the tables under the section entitled “Executive Compensation” below for a detailed presentation of the specific compensation earned by each of our named executive officers in the 2015 fiscal year.

In assessing the competitiveness of our executive compensation, our Compensation Committee reviewed, together with other market compensation data, the report from Towers Watson, which developed comparable market compensation data using 2012 proprietary market databases and surveys, and public proxy data reported for the year ended December 31, 2012, for direct competitors as well as selected retail and technology industry peers. The peer group included the following direct competitors and other peers in the retail and technology industries:

Direct Peers: CDW Corp., ePlus, Inc., Insight Enterprises, Inc., PC Connection, Inc. and Systemax, Inc.

Other Peers: Black Box Corp., CACI International, Inc., CIBER, Inc., Computer Task Group, Inc., Netgear, Inc., Polycom, Inc., RCM Technologies, Inc., ScanSource, Inc., TESSCO Technologies, Inc., and Unisys Corporation.

We include our direct competitors and other retail and technology companies because we compete with them for business, as well as talent. We include leading national technology companies because they have a large influence on industry compensation practices. The retail and technology peer companies were included based on the advice of Towers Watson. Survey data used in the report were collected from Towers Watson’s 2012 Compensation Data Bank for Retail/Wholesale Industry Executives for companies with revenues under $3 billion. Survey data from the Towers Watson report was updated to June 2013 using a three percent annual aging factor. These surveys were organized by job title and scope of responsibility for each of our named executive officers. Survey data and publicly available proxy statements, Form 4s and 8-K filings were combined to develop market competitive pay rates.

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The Compensation Committee used the above described reports provided by Towers Watson, together with other market compensation data and compensation data from a licensed third party compensation database for companies in the retail/wholesale industry located in the Los Angeles Metro geography with annual revenues of $1 billion to $3 billion and updated compensation data gathered by our internal personnel from publicly available proxy data for the peer group. This data was used by the Compensation Committee to confirm that the total compensation and each component of compensation provided to our named executive officers was within the range of total compensation and each component of compensation paid to similarly situated officers in the peer group. While the Compensation Committee utilized this peer group and other data (including the base salary survey data discussed below under “Base Salaries”) as a general guideline, it did not specifically benchmark total compensation or any compensation component against the companies included in the survey data.

In setting the total compensation levels and each component of our executive compensation program for 2015, the Compensation Committee reviewed and considered the comparative peer group data as described above, as well as the qualitative input from the Chief Executive Officer regarding retention and incentive requirements (for executive officers other than the Chief Executive Officer). The Committee determined that the total compensation and each component of compensation to be provided to each executive officer in 2015 was within the range of total compensation and the range of each component of compensation paid to similarly situated executive officers in the reviewed data. However, the Compensation Committee did not establish any specific peer group comparative percentile targets or relative percentages of total compensation that any component of compensation should represent for any of our executives. While no specific benchmark was used in establishing the compensation programs for any of our executive officers, our Chief Executive Officer’s total cash compensation (consisting of base salary plus the target cash incentive opportunity) was below the 25th percentile of the peer group utilized in the Towers Watson report and his equity compensation was below the 10th percentile of such peer group (before giving effect to the voluntary reduction in Mr. Khulusi’s annual base salary rate described below).

Base Salaries

The base salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the operational area(s) for which he or she is responsible. In keeping with our compensation philosophy to attract and retain high quality individuals, executive officer base salaries have been set at levels which the Compensation Committee believes are competitive with base salaries paid to executive officers of the peer companies described above and with the Los Angeles market for executives of publicly traded companies having approximately similar revenues and number of employees to those of PCM. The Committee used market survey data for general background purposes to determine whether our executive compensation levels were substantially higher or lower than those of companies within the geographic market in which we compete for qualified executives. However, as described above, the Compensation Committee does not specifically benchmark base salaries of our executive officers against those of the companies included in the market data reviewed by the Committee. For executive officers other than our Chief Executive Officer, base salaries also were established in part after consideration of qualitative input from our Chief Executive Officer about retention and incentive considerations after his discussions with individual executive officers.

The base salaries of our executive officers are reviewed annually and adjusted from time to time from the original amounts provided in employment agreements to recognize individual performance, promotions, competitive compensation levels, retention and incentive considerations and other qualitative factors. In addition to adjustments made for competitive, retention and incentive reasons, the Committee has periodically adjusted executive officer base salaries based on its assessment of each executive’s performance and history with us and our overall budgetary considerations for salary increases. Based in part on the reports provided to the Committee by the independent compensation consulting firm and other data reviewed by the Committee, the base salaries for Messrs. LaVerne, Newton and Abuyounes were increased effective as of May 20, 2013 and were unchanged for 2014 and 2015. Mr. Miley’s annual base salary rate of $400,000 was established by the Committee in connection with his hiring and negotiation of his December 2014 employment agreement. In December 2014, in connection with the hiring of a new President, Mr. Khulusi’s base salary was reduced at his request from $833,000 to $583,000 to partially offset the cost of adding the separate President position in the near term. Mr. Khulusi agreed to continue this reduced base salary rate throughout 2015. On May 3, 2016, the Committee and the Board reinstated Mr. Khulusi’s base salary to its prior annual rate of $833,000, effective from May 3, 2016. The Committee and the Board determined to reinstate Mr. Khulusi’s previous base salary level after considering the Company’s larger scale, performance and resources.

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Short-Term Incentive Compensation

In February 2015 our Compensation Committee adopted our 2015 Executive Incentive Plan (the “Plan”) effective for the 2015 fiscal year. The Plan was intended to reward and motivate our executives with short-term cash incentives and to align the interests of management with our stated objectives to focus on our sales and profitability and increase shareholder value. Each of our named executive officers was eligible to participate in the Plan.

The Plan was designed to provide cash incentive opportunities based upon two performance objectives, weighted differently for each executive eligible to participate in the Plan: (1) attainment of a target consolidated annual EBITDA (the “Consolidated Target”), and (2) attainment of individual qualitative targets (the “Qualitative Target”). EBITDA was defined under the Plan as earnings before interest, taxes, depreciation and amortization and adjusted for non-recurring special charges, if any, to be excluded from the calculation of EBITDA in the discretion of the Committee, including but not limited to non-cash adjustments such as goodwill and intangible asset adjustments, material unforeseen litigation and restructuring and related costs. Such adjustments are consistent with our executive incentive plan in the prior year and the items excluded from the 2015 EBITDA calculations are described in more detail below.

The Plan provided for individual target amounts for each participant based on the Company’s achievement at 100% of the annual Consolidated Target for the 2015 calendar year. The Plan also had a minimum annual EBITDA for any quantitative cash incentive to be paid under the Plan and contained incentive decelerators based on performance below the respective quantitative performance targets, with an annual minimum threshold set at 80% of target. Quantitative incentive amounts would be paid at 50% of the incentive target if the Company’s performance equaled the minimum target threshold for payment of the quantitative cash incentive amounts. If the Company’s performance fell below the threshold, no quantitative cash incentives would have been earned.

The Plan also contained accelerators under which the cash incentive amounts could exceed the target incentive amounts, with the maximum cash incentive amount equal to 200% of target incentive amounts, to be paid if the Company’s performance equaled or exceeded 125% of the respective performance target. The Plan further generally allowed for 50% of the annual cash incentive targets to be paid in non-recoverable quarterly increments based on quarterly performance targets that made up components of the respective annual performance targets.

Under the 2015 Plan, Messrs. LaVerne, Newton and Abuyounes each had certain individual qualitative targets that were tailored for their respective responsibilities to the Company based on recommendations made by our Chief Executive Officer and approved by the Committee and were paid quarterly or annually in the discretion of the Committee.

The total cash incentive opportunity for the participating executive officers equaled 62% of annual base salary for Mr. Khulusi (or 89% of his reduced base salary in effect from December 2014), 50% of annual base salary for Mr. Miley, and 40% of base salary for each of Messrs. LaVerne, Newton and Abuyounes. The schedule below indicates the mix of performance objectives for each of our named executive officers:

Name	Consolidated Target	Qualitative Target
Frank F. Khulusi	100%	—
Robert J. Miley	100	—
Brandon H. LaVerne	67	33%
Robert I. Newton	—	100
Simon M. Abuyounes	67	33

All amounts funded under the Plan were subject to increase or reduction for each named executive officer at the sole discretion of the Committee based upon qualitative or quantitative factors which the Committee may deem appropriate from time to time. In addition to participation in the Plan, all of our executive officers were eligible for additional discretionary bonuses as could be determined by the Committee. In 2015, Messrs. LaVerne, Newton and Abuyounes each received an additional discretionary bonus in the respective amounts of $25,000, $50,000 and $50,000 in connection with their efforts related to acquisitions made by the Company in 2015. No cash incentive was earned until it was paid under any of these plans. Therefore, in the event the employment of an executive eligible under these plans terminated (either by the Company or by the eligible executive, whether voluntarily or involuntarily) before a cash incentive was paid, the executive was not deemed to have earned that incentive and it was not paid.

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Under the 2015 Plan, the Company achieved 55% of the Annual Consolidated Target, as adjusted, which together with achievement of certain quarterly targets, resulted in payouts to each of the participating executives in the amounts shown in the tables below for the quantitative portion of their respective cash incentive opportunity under the plan. The Compensation Committee calculated the 2015 Annual Consolidated Target utilizing EBITDA from continuing operations. Additionally, based on the recommendation of our Chief Executive Officer, the Compensation Committee awarded each of Messrs. LaVerne, Newton and Abuyounes 100%, 100% and 80% of the qualitative portion of their respective incentive opportunity under the Plan. The following table illustrates the calculation of the EBITDA, as adjusted, applicable for the 2015 Plan (in thousands):

Consolidated
2015 Operating Loss, as reported	$(25,482)
Depreciation & Amortization	12,217
2015 EBITDA	(13,265)
Add: Write-off of CRM and ERP	25,421
Add: M&A related fees	2,083
Add: Severance & restructuring related costs	3,845
2015 EBITDA, as adjusted	$18,084

2015 Performance Target	$32,950
Achievement Percentage	55%
Payout Percentage(1)	14%

(1)	The Payout Percentage equals the actual amount paid to the executive as a percentage of his respective quantitative target under the Plan. While the annual minimum threshold was not met, the Payout Percentage reflects the net effect of the quarterly and annual application of the accelerators and decelerators described above and non-recoverable payouts based on meeting quarterly incremental targets.

The following table shows the 100% payout targets for each component of the 2015 Plan for each of our named executive officers participating in the plan, together with the actual cash incentive amounts awarded for such periods under the plan:

Name	Consolidated Incentive at Target	Consolidated Incentive Achieved	Qualitative Incentive at Target	Qualitative Incentive Achieved
Frank F. Khulusi	$516,460	$74,241	$—	$—
Robert J. Miley	200,000	28,750	—	—
Brandon H. LaVerne	92,816	13,342	45,716	45,716
Robert I. Newton	—	—	137,160	137,160
Simon M. Abuyounes	89,345	12,843	44,006	35,204

The aggregate cash incentives earned by each of our named executive officers for 2015 were as follows:

Name	Aggregate Incentive Target	Aggregate Incentive Achieved	% of Incentive Achieved
Frank F. Khulusi	$516,460	$74,241	14%
Robert J. Miley	200,000	16,667	14
Brandon H. LaVerne	138,532	59,058	43
Robert I. Newton	137,160	137,160	100
Simon M. Abuyounes	133,350	48,048	36

Long-Term Incentive Compensation

Our long-term incentive compensation has historically consisted of stock option or RSU grants, which have been awarded under our equity incentive plans and administered by the Compensation Committee. We have made periodic grants of stock options and RSUs to executives for the purpose of aligning their long-term motivations with the interests of our stockholders and in consideration of the fact that we offer no other significant long-term, deferred or retirement compensation to our executive officers.

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The Compensation Committee is not tied to any particular process or formula to determine the size of the long-term incentive awards granted to our named executive officers. Consequently, the Committee uses its discretion to grant equity awards and may consider the various factors discussed below. In fiscal 2015, to determine the size of the equity awards for our named executive officers, the Committee first reviewed our Chief Executive Officer’s recommendations for options and RSUs to be granted during fiscal 2015 to our executive officers other than the Chief Executive Officer. In each case, the Committee then made determinations of the specific amounts and terms of stock options and RSUs to be granted to each executive officer, including our Chief Executive Officer, based on its subjective consideration of the recommendations of the Chief Executive Officer, historical grant information, the Committee’s views of comparative compensation data provided to the Committee by Towers Watson in its May 2013 report and other market compensation data, retention and motivational factors, corporate performance, individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition and the market price of our common stock.

Stock options and RSUs have historically generally been granted to our executive officers based on a subjective and market-based evaluation by the Compensation Committee (based in part upon recommendations from our Chief Executive Officer with respect to executive officers other than the Chief Executive Officer) of a recipient’s contributions and continuing value to us and the performance of his or her respective operational areas of responsibility. Compensation previously realized by our executive officers from the exercise of vested options or the vesting of RSUs historically has not been considered by our Compensation Committee when giving new equity awards but may be considered when making future grants.

In determining what long-term incentive programs to offer our executive officers, the Compensation Committee considers the impact of ASC 718 (formerly SFAS 123R “Share-Based Payment”) which requires us to expense the compensation costs related to stock option awards and RSUs ratably over their vesting periods.

From time to time, our Compensation Committee evaluates the structure of our long-term incentive programs and may make modifications to these programs to reflect our changing needs and our need to attract, retain and motivate our executive officers. These changes may be based, in part, on market conditions and the compensation programs of our competitors. As new long-term incentive instruments are developed and the tax and accounting treatment of various instruments are subject to change over time, management and the Compensation Committee regularly review our compensation programs to determine whether these programs are accomplishing our goals in a cost-effective manner.

The final compensation report of Towers Watson provided to the Compensation Committee in May 2013 included long-term, non-cash incentive compensation market competitive data and analysis which was reviewed and considered by the Committee in determining the 2015 stock option and RSU grants to executives. This data and analysis contemplated the annualized expected value of equity award grants ultimately provided to our executive officers relative to long-term, non-cash incentive compensation provided to peer group executives. The value of each grant also was analyzed for its effect on total compensation, representing the long-term, non-cash component of our executive compensation. The Committee determined that the level of each grant in 2015 to each of our executive officers was within the range of annual long-term, non-cash incentive compensation relative to the considered peer groups for each executive officer and further determined that the level of each grant in 2015 to each executive officer when considered together with the total cash compensation for 2015 placed the level of 2015 total compensation for each executive officer within the market range. Mr. Miley’s initial award of RSUs in December 2014 was approved by the Committee in connection with the negotiation of his employment agreement and was also factored by the Committee in determining the amount of his 2015 grant.

Timing, Pricing and Terms of Share-Based Awards

We have generally considered share-based awards to our executive officers at regularly scheduled meetings of the Compensation Committee. Formal approval of share-based awards is obtained on the date of grant. We do not have, and do not intend to have, any program, plan or practice to time share-based awards in coordination with the release of material non-public information. We also do not have, and do not intend to have, any program, plan or practice to time the release of material non-public information for the purpose of affecting the value to executive compensation. The exercise price for stock options we have granted equals the closing price of our common stock on the grant date. We have granted fixed-price stock options that generally vest in equal quarterly installments usually over a three to five year period. Our share-based award grants have not historically contained performance vesting features.

Because the value of share-based awards increase only if the price of our common stock increases after grant, the time vesting feature of our share-based awards has been intended as an important feature of each grant designed to motivate our executive officers to enhance our stockholders’ value over a long-term period.

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Employment Agreements and Severance and Change-in-Control Arrangements

In January 1995, prior to our initial public offering, we entered into an employment agreement with Frank F. Khulusi, our Chairman, President and Chief Executive Officer. Mr. Khulusi’s employment agreement, which was amended in December 2005 and in December 2008, provides for one-year extensions unless it is terminated by us or Mr. Khulusi. Mr. Khulusi’s annual salary pursuant to his employment agreement has been increased or decreased periodically and was $833,000 before he voluntarily reduced his annual salary by $250,000 to $583,000 in December 2014 and continued throughout 2015 at this reduced rate. In May 2016, Mr. Khulusi’s base salary was reinstated to its prior annual rate of $833,000, effective May 3, 2016. Mr. Khulusi is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

Mr. Khulusi’s employment agreement provides that he is entitled to certain severance benefits in the event of a change of control or if his employment is terminated by us without cause or by Mr. Khulusi for good reason as follows:

●	If Mr. Khulusi’s employment is terminated by the Company without cause (which may occur at any time upon 90 days’ advance written notice to Mr. Khulusi), the Company will pay him his salary through the end of the notice period and, in addition, a lump sum amount equal to two times the total salary and bonus compensation paid to him for the twelve months immediately preceding the notice of termination, in each case subject to the December 2008 amendment of Mr. Khulusi’s employment agreement which amended the agreement to clarify that the agreement is intended to comply with Section 409A of the United States Internal Revenue Code and related regulations in all instances and that any payments which would cause non-compliance will be delayed in a manner necessary for compliance;

●	If Mr. Khulusi’s employment is terminated by him for good reason (which may occur upon 30 days’ advance written notice to the Company), including as a result of the Company notifying him of its decision to not renew the employment agreement for an additional period as described above, the Company will pay him a lump sum upon such termination equal to two times the total salary and bonus compensation paid to him for the twelve months immediately preceding the notice of termination; and

●	In the event of a change of control of the Company, upon consummation of the change of control, Mr. Khulusi’s employment agreement will terminate and he will receive a lump sum payment equal to two times the total salary (which for this purpose, Mr. Khulusi’s base salary is deemed to be $833,000 as provided in his employment agreement, as amended) and short-term cash incentive compensation paid to him for the twelve months immediately preceding the change of control.

If the severance payment payable under his employment agreement in the event of a change of control, either alone or together with other payments he has the right to receive from us, would not be deductible (in whole or in part) by the Company as a result of the payment constituting a “parachute payment” under Section 280G of the Internal Revenue Code, the severance payment under the employment agreement will be reduced to the maximum deductible amount under the Code.

For the purposes of Mr. Khulusi’s employment agreement, a “change of control” of the Company will be deemed to have occurred if:

●	there is consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any reverse merger in which the Company is the continuing or surviving corporation but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger, or (iii) any sale, lease, exchange or other transfer (in one or more related transactions) of all, or substantially all, of the assets of the Company;

●	our stockholders approve a plan or proposal for the liquidation or dissolution of us;

●	any person other than Mr. Khulusi or certain of his relatives or affiliates become the direct or indirect beneficial owners of 20% or more of our common stock (other than as a result of purchases by such person directly from us); or

●	during any 12-month period, individuals who at the beginning of the period constitute our entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

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If Mr. Khulusi’s employment is terminated due to death or disability, the terms of his employment agreement require that he (or his beneficiaries, as applicable) be paid his salary through the end of the month in which the termination occurs. If Mr. Khulusi is terminated for cause (which may occur upon 30 days’ advance written notice to Mr. Khulusi), the terms of his employment agreement require that he be paid his salary through the end of the notice period.

In October 2014, we entered into an employment agreement with Robert Jay Miley, our President. Pursuant to the terms of our agreement with Mr. Miley, he is an “at will” employee. Mr. Miley is currently entitled to an annual base salary of $400,000. He is also eligible to receive annual incentive cash compensation under any applicable annual executive cash incentive plan in an amount of $200,000 at 100% achievement of financial targets, which amount can be greater or less based on the level of achievement and may be paid in quarterly or annual installments, as well as additional discretionary bonuses as may be determined from time to time by the Compensation Committee, and is entitled to severance pay equal to twelve months of his then-current annual base salary in the event his employment is terminated without cause. The severance payment would be made in one lump sum and is contingent upon his execution of a satisfactory severance and release agreement. Under his employment agreement, we also agreed to make available to Mr. Miley a furnished single bedroom corporate apartment in proximity to our corporate headquarters in El Segundo, California for the first year of his employment, and Mr. Miley is eligible to participate in benefit plans generally available to similarly situated employees. Mr. Miley also received a one-time signing bonus in the amount of $200,000, which is repayable to us by Mr. Miley in the event Mr. Miley’s employment is terminated by him voluntarily or by us with cause at any time prior to the third anniversary date of his employment, which commenced on December 2, 2014.

Each of Messrs. LaVerne and Abuyounes is an “at will” employee. Mr. LaVerne is currently entitled to an annual base salary of $346,330 and Mr. Abuyounes is currently entitled to an annual base salary of $333,375. Each is eligible to participate in our executive incentive plan in the discretion of our Compensation Committee, and may receive discretionary bonuses from time to time in the discretion of our Compensation Committee with the input of our Chief Executive Officer. We have entered into severance agreements with each of Messrs. LaVerne and Abuyounes, pursuant to which each is entitled to severance pay equal to six months of his annual base salary in the event his employment is terminated without cause within a twelve month period following a change-in-control of our company. The severance payments would be made in equal installments over six months and are contingent upon their execution of a satisfactory severance and release agreement. Each of Messrs. LaVerne and Abuyounes receives a monthly automobile allowance of $1,000 and is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In June 2004, we entered into an employment agreement with Robert I. Newton, our Executive Vice President, Chief Legal Officer and Secretary. Mr. Newton’s employment agreement was amended in February 2005. Pursuant to the terms of our agreement with Mr. Newton, he is an “at will” employee. Mr. Newton is currently entitled to an annual base salary of $342,900. Mr. Newton is also eligible to receive annual incentive cash compensation of up to $137,160, paid in quarterly installments, as well as additional discretionary bonuses as may be determined from time to time by the Compensation Committee, and is entitled to severance pay equal to six months of his annual base salary in the event his employment is terminated without cause. The severance payments would be made in equal installments over six months and are contingent upon his execution of a satisfactory severance and release agreement. Mr. Newton receives a monthly automobile allowance of $1,000 and is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In addition to the above discussed agreements, under the terms of our option and RSU agreements with our executive officers, upon the occurrence of a change of control of our company, subject to certain limitations, all of the unvested stock options and RSUs for Messrs. Khulusi, LaVerne and Newton will become fully vested.

The RSUs held by Mr. Miley provide that in the event of a change of control in which Mr. Miley’s RSUs are not assumed or replaced, a portion of his unvested RSUs then outstanding will become vested upon the change of control in an amount equal to two years of accelerated vesting. In the event Mr. Miley’s RSUs are assumed or replaced (by a comparable award) in connection with a change of control transaction, Mr. Miley is entitled to accelerated vesting of his then unvested outstanding RSUs in an amount equal to one year of accelerated vesting. Mr. Miley is further entitled to full acceleration of vesting following a change of control with respect to any remaining portion of the unvested RSUs which do not accelerate upon the change of control as described above and which are assumed or replaced in the transaction if his employment is terminated by the successor entity without cause or by Mr. Miley for “good reason” within twelve (12) months of the change of control.

The stock options and RSUs held by Mr. Abuyounes provide that, in the event of a change of control, a portion of the unvested options and RSUs then outstanding in the amount of one year plus a quarter of accelerated vesting will become vested if the option or RSU is not assumed or replaced (by an option, RSU or comparable cash incentive) by the successor entity as part of such transaction or, if assumed or replaced, his employment is terminated by the successor entity without cause or by Mr. Abuyounes for “good reason” within twelve (12) months of the change of control.

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The employment agreements and severance and change-in-control benefits provided to our executives under these agreements were approved by our Compensation Committee or full Board following our negotiations with our executive officers and were determined to be reasonable and necessary in order to hire and retain these individuals. Mr. Khulusi’s agreement was originally executed in 1995 and at that time we established certain change-in-control and severance protections for Mr. Khulusi. We believe that it is important to provide continued professional stability to those executive-level employees who helped build our company and whose leadership is important to our continued success. Further, we believe that the interests of our stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits, including the severance and share-based award acceleration benefits, is designed to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of our stockholders. The severance and change-in-control benefits offered to our executive officers did not affect the Compensation Committee’s determination of the total compensation, or any component of compensation, we provided to our executive officers in 2015.

Copies of each of the above-referenced employment agreements, as well as summaries of our executive bonus plans, are filed as exhibits to our periodic reports filed with the Securities and Exchange Commission.

Perquisites and Other Benefits

We provide our executive officers, including our Chief Executive Officer, with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives. For additional information regarding perquisites we provided to each of our named executive officers please refer to the “Summary Compensation Table” below.

Consideration of Deductibility of Compensation

The deductibility of compensation that may be paid to our executive officers is just one of many factors we consider in structuring our compensation programs. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee reserves the right to approve elements of compensation for our officers that are not fully deductible.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for fiscal years 2015, 2014 and 2013 awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated executive officers serving at the end of our most recent fiscal year whose total compensation exceeded $100,000. The individuals listed in the following table are sometimes referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(3)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)

Frank F. Khulusi	2015	$583,000	$—		$—	$686,700	$74,241	$6,887	(4)	$1,350,828
Chairman of the Board and Chief Executive Officer	2014	810,969	—		314,375	361,800	107,811	7,055	(4)	1,602,010
	2013	833,000	—		266,479	275,400	337,636	4,375	(5)	1,716,890

Robert J. Miley(1)	2015	400,000	—		—	117,720	28,750	4,463	(4)	550,933
President	2014	35,249	216,667	(2)	—	928,000	—	—		1,179,916

Brandon H. LaVerne	2015	346,330	70,716		65,583	117,720	13,342	15,625	(6)	629,316
Chief Financial Officer	2014	346,330	45,716		87,354	120,600	19,375	18,554	(7)	637,929
	2013	335,394	28,572		69,087	68,850	77,822	11,188	(6)	590,913

Robert I. Newton	2015	342,900	187,160		65,583	117,720	—	17,401	(7)	730,764
Executive Vice President, Chief Legal Officer and Secretary	2014	342,900	137,160		87,354	120,600	—	19,055	(7)	707,069
	2013	333,266	137,160		64,152	61,200	—	11,131	(6)	606,909

Simon M. Abuyounes	2015	333,375	85,204		65,583	117,720	12,843	16,421	(7)	631,146
Executive Vice President — IT and Operations	2014	333,375	44,006		87,354	120,600	18,651	18,576	(7)	622,562
	2013	327,353	27,503		59,218	53,550	74,911	9,518	(6)	552,053

(1)	Mr. Miley joined our company on December 1, 2014.
(2)	Consists of a signing bonus and the pro-rated portion of Mr. Miley’s cash incentive award for 2014.
(3)	Represents the aggregate grant date fair value of stock and option awards, valued in accordance with ASC 718, awarded to each of the named executive officers for each respective year. For a detailed discussion of the assumptions made in the valuation of stock and option awards, please see Notes 2 and 4 of our Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	Includes company matched 401(k) contributions on behalf of the executive and company sponsored award trip.
(5)	Includes company matched 401(k) contributions on behalf of the executive.
(6)	Includes company matched 401(k) contributions on behalf of the executive and car allowance.
(7)	Includes company matched 401(k) contributions on behalf of the executive, car allowance and company sponsored award trip.

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Grants of Plan-Based Awards (2015)

The following table sets forth information regarding equity awards granted to our named executive officers during the 2015 fiscal year:

Name	Grant Date	All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (3)
Frank F. Khulusi	09/11/2015	70,000	(1)	—		$—	$686,700
Robert J. Miley	09/11/2015	12,000	(1)	—		—	117,720
Brandon H. LaVerne	09/11/2015	12,000	(1)	—		—	117,720
	09/11/2015	—		15,000	(2)	9.81	65,583
Robert I. Newton	09/11/2015	12,000	(1)	—		—	117,720
	09/11/2015	—		15,000	(2)	9.81	65,583
Simon M. Abuyounes	09/11/2015	12,000	(1)	—		—	117,720
	09/11/2015	—		15,000	(2)	9.81	65,583

(1)	These RSUs vest 1/5 on May 20, 2016 with the remainder vesting annually in equal installments over four years, with full vesting on May 20, 2020.
(2)	These options vest quarterly in equal installments over five years, with full vesting on September 11, 2020, and have a term of seven years.
(3)	The grant date fair values of the stock and option awards granted were computed in accordance with ASC 718. For a detailed discussion of the assumptions made in the valuation of stock and option awards, please see Notes 2 and 4 of our Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

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Outstanding Equity Awards at Fiscal Year-End (2015)

The following table sets forth information regarding equity awards for each of our named executive officers outstanding as of December 31, 2015:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Frank F. Khulusi	12/14/2007	90,000	—		$10.50	12/14/2017
	07/31/2008	90,000	—		8.92	07/31/2018
	02/26/2010	22,000	—		4.66	02/26/2020
	06/10/2011	99,000	11,000	(1)	8.00	06/10/2021
	08/10/2012	30,800	30,800	(1)	5.55	08/10/2019
	05/20/2013	18,900	27,000	(1)	7.65	05/20/2020
	05/20/2013	—	—		—	—	21,600	(2)	$214,488
	05/20/2014	16,200	37,800	(1)	10.05	05/20/2021
	05/20/2014	—	—		—	—	28,800	(2)	285,984
	09/11/2015	—	—		—	—	70,000	(3)	695,100

Robert J. Miley	12/04/2014	—	—		—	—	80,000	(2)	794,400
	09/11/2015	—	—		—	—	12,000	(3)	119,160

Brandon H. LaVerne	08/31/2007	15,000	—		12.27	08/31/2017
	07/31/2008	35,000	—		8.92	07/31/2018
	11/07/2008	30,000	—		4.01	11/07/2018
	08/21/2009	25,000	—		7.99	08/21/2019
	02/26/2010	25,000	—		4.66	02/26/2020
	06/10/2011	22,500	2,500	(1)	8.00	06/10/2021
	08/10/2012	13,000	7,000	(1)	5.55	08/10/2019
	05/20/2013	7,000	7,000	(1)	7.65	05/20/2020
	05/20/2013	—	—		—	—	5,400	(2)	53,622
	05/20/2014	4,500	10,500	(1)	10.05	05/20/2021
	05/20/2014	—	—		—	—	9,600	(2)	95,328
	09/11/2015	750	14,250	(1)	9.81	09/11/2022
	09/11/2015	—	—		—	—	12,000	(3)	119,160

Robert I. Newton	08/31/2007	20,000	—		12.27	08/31/2017
	07/31/2008	20,000	—		8.92	07/31/2018
	08/21/2009	25,000	—		7.99	08/21/2019
	02/26/2010	25,000	—		4.66	02/26/2020
	06/10/2011	22,500	2,500	(1)	8.00	06/10/2021
	08/10/2012	13,000	7,000	(1)	5.55	08/10/2019
	05/20/2013	6,500	6,500	(1)	7.65	05/20/2020
	05/20/2013	—	—		—	—	4,800	(2)	67,664
	05/20/2014	4,500	10,500	(1)	10.05	05/20/2021
	05/20/2014	—	—		—	—	9,600	(2)	95,328
	09/11/2015	750	14,250	(1)	9.81	09/11/2022
	09/11/2015	—	—		—	—	12,000	(3)	119,160

Simon M. Abuyounes	08/31/2007	20,000	—		12.27	08/31/2017
	07/31/2008	20,000	—		8.92	07/31/2018
	11/07/2008	30,000	—		4.01	11/07/2018
	08/21/2009	25,000	—		7.99	08/21/2019
	02/26/2010	25,000	—		4.66	02/26/2020
	06/10/2011	22,500	2,500	(1)	8.00	06/10/2021
	08/10/2012	13,000	7,000	(1)	5.55	08/10/2019
	05/20/2013	6,000	6,000	(1)	7.65	05/20/2020
	05/20/2013	—	—		—	—	4,200	(2)	41,706
	05/20/2014	4,500	10,500	(1)	10.05	05/20/2021
	05/20/2014	—	—		—	—	9,600	(2)	95,328
	09/11/2015	750	14,250	(1)	9.81	09/11/2022
	09/11/2015	—	—		—	—	12,000	(3)	119,160

(1)	These options vest quarterly in equal installments over five years.
(2)	These RSUs vest annually in equal installments over five years.
(3)	These RSUs vest 1/5 on May 20, 2016 with the remainder vesting annually in equal installments over four years.

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Option Exercises and Stock Vested (2015)

The following table provides information regarding each exercise of stock option awards and vesting of RSU awards for each of our named executive officers during the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank F. Khulusi	—	$—	14,400	$143,280
Robert J. Miley	—	—	20,000	188,400
Brandon H. LaVerne	—	—	4,200	41,790
Robert I. Newton	15,513	266,500	4,000	39,800
Simon M. Abuyounes	27,502	424,000	3,800	37,810

(1)	Value realized was computed by calculating the difference between the market price of our common stock at the exercise date and the exercise prices of the options exercised.

Potential Payments Upon Termination or Change in Control (2015)

Provisions of our employment and change of control arrangements with the named executive officers and our equity incentive plan or individual award agreements thereunder provide for certain payments to our named executive officers at, following or in connection with a termination of their employment or a change of control of PCM. See “Employment Agreements and Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis section above for a discussion of the specific circumstances that would trigger payments under the employment agreements with our named executive officers.

The agreements pursuant to which we granted stock options and RSUs to Mr. Khulusi, Mr. LaVerne and Mr. Newton provide for full acceleration of vesting of their unvested awards in the event of a change of control of our company. The stock options and RSUs held by Mr. Miley and Mr. Abuyounes provide that, in the event of a change of control, a portion of the unvested awards then outstanding will become fully vested. See “Employment Agreements and Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis section above for a discussion of the specific circumstances and amount of equity award acceleration for each of these executives.

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Under our stock incentive plans, a change of control is deemed to occur upon:

●	the direct or indirect acquisition by any person or related group of persons of more than 50% of the total voting power of our outstanding stock;

●	a change in the composition of our board over a period of 36 months or less such that a majority of our continuing directors cease to be members of our board;

●	a merger or consolidation in which we are not the surviving entity or in which we survive as an entity but in which more than 50% of the voting power of our outstanding securities are transferred to persons different from those who held such securities immediately prior to such merger; or

●	the sale, transfer or other disposition of all or substantially all of our assets or our liquidation or dissolution.

The table below sets forth the estimated payments that would be made to each of our named executive officers upon voluntary termination, involuntary termination, a change of control, and death or permanent disability. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from PCM. The information set forth in the table assumes, as necessary:

●	The termination and/or the qualified change in control event occurred on December 31, 2015 (the last business day of our last completed fiscal year);

●	The price per share of our common stock on the date of termination is $9.93 (the closing market price of our common stock on the Nasdaq Global Market on December 31, 2015); and

●	With respect to unvested equity awards, the awards are not assumed or replaced as described above and do not remain outstanding following the change of control.

Name	Voluntary Termination		Death or Permanent Disability		Change of Control		Involuntary Termination
Frank F. Khulusi
Employment Agreement	$1,382,914	(1)(2)	See	(7)	$1,814,482	(2)(3)	$1,814,482	(2)(4)
Acceleration of Equity Awards	—		—		1,413,266	(8)	—
Total	$1,382,914		—		$3,227,748		$1,814,482

Robert J. Miley
Employment Agreement	—		—		—		$400,000	(4)(5)
Acceleration of Equity Awards	—		—		$444,864	(8)	—
Total	—		—		$444,864		$400,000

Brandon H. LaVerne
Employment Agreement	—		—		—		$173,165	(4)(6)
Acceleration of Equity Awards	—		—		$321,265	(8)	—
Total	—		—		$321,265		$173,165

Robert I. Newton
Employment Agreement	—		—		—		$171,450	(4)(6)
Acceleration of Equity Awards	—		—		$314,167	(8)	—
Total	—		—		$314,167		$171,450

Simon M. Abuyounes
Employment Agreement	—		—		—		$166,688	(4)(6)
Acceleration of Equity Awards	—		—		$98,134	(8)	—
Total	—		—		$98,134		$166,688

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(1)	This severance benefit is provided pursuant to Mr. Khulusi’s employment agreement if his employment with us is terminated by Mr. Khulusi for “good reason,” as defined in his employment agreement, including if we choose to not renew the agreement.
(2)	Estimated severance payment is to be made in a single lump sum payment upon the termination or change of control, as applicable, subject to compliance with Section 409A of the Internal Revenue Code.
(3)	Pursuant to the terms of his employment agreement, to the extent the severance payment payable to Mr. Khulusi in the event of a change of control, either alone or together with other payments he has the right to receive from us, would not be deductible (in whole or in part) by us as a result of the payment constituting a “parachute payment” under Section 280G of the Internal Revenue Code, the severance payment will be reduced to the maximum deductible amount under the Code.
(4)	The amount indicated reflects payments upon a termination not for cause. In the event of the individual’s termination for cause, no payment would be payable, except that pursuant to Mr. Khulusi’s employment agreement, if he is terminated for cause (which may occur upon 30 days’ advance written notice), he is to be paid his salary through the end of the notice period.
(5)	Severance payment is to be made in one lump sum in the first payroll period after a properly executed release, as defined in Mr. Miley’s employment agreement, becomes irrevocable.
(6)	Severance payments are to be made in equal installments over a period of six months following the date of termination.
(7)	Upon executive’s death, we are required to pay to executive’s beneficiaries or estate the compensation to which he is entitled through the end of the month in which death occurs. Upon executive’s disability, which in the sole opinion of the Board, if executive is not able to properly perform his duties for more than 270 days in the aggregate or 180 consecutive days in any twelve month period, then executive’s employment shall terminate on the last day of the month in which the Board determines executive to be disabled and be entitled to executive’s compensation through executive’s last day of employment.
(8)	Represents the value of outstanding stock options and RSUs as of December 31, 2015 that would vest upon consummation of a change in control. Assumes that the vested options are immediately exercised and the shares received upon exercise are immediately resold at the assumed per share price on the date of termination. For details regarding acceleration terms for each of the named executive, please see “Employment Agreements and Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis section above.

Equity Compensation Plan Information

The following table sets forth information about shares of our common stock that may be issued upon exercise of options, warrants and vesting of stock awards under all of our equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,269,055	$7.62	(1)	1,884,527	(2)

(1)	The weighted average exercise price is calculated solely on the exercise price of the outstanding options and does not reflect outstanding RSUs, which have no exercise price.
(2)	Represents shares available for issuance under our 2012 Equity Incentive Plan as of December 31, 2015.

Compensation Committee Interlocks and Insider Participation

Mr. Reck and Mr. Heeschen served as members of our Compensation Committee during the fiscal year ended December 31, 2015. There are no Compensation Committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers of such companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Those officers, directors and ten percent stockholders are also required by the SEC’s rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received, or representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and ten percent stockholders were complied with, except one late Form 4 filed by Simon Abuyounes to report two transactions and one late Form 4 filed by Jay Miley to report two transactions.

* * *

25

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Report of the Audit Committee which follow shall not be deemed to be incorporated by reference into any such filings except to the extent that we specifically incorporate any such information into any such future filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Form 10-K for the year ended December 31, 2015 and our Proxy Statement for the 2016 Annual Meeting of Stockholders.

The Compensation Committee

Ronald B. Reck, Chair

Paul C. Heeschen

***

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PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee selected the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. A proposal to ratify the appointment for the current year will be presented at the annual meeting. Representatives of Deloitte are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Principal Auditor Fees and Services

The following table sets forth the fees billed for services rendered by Deloitte for our fiscal years ended December 31:

Fees	2015	2014
Audit Fees	$1,746,748	$1,131,580
Audit-Related Fees	578,564	—
Tax Fees	562,430	183,080
Total	$2,887,742	$1,314,660

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of our annual financial statements included in our annual reports on Form 10-K and review of our financial statements included in our quarterly reports on Form 10-Q, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees include services rendered and billed relating to the audit of our internal control over financial reporting and the related attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Audit-related fees include fees for assurance or related services regarding the audit or review of our financial statements, other than those reported above under the caption “Audit Fees.” In 2015, audit-related fees were related to M&A diligence work associated with our three acquisitions completed in 2015.

Tax Fees. Tax fees consist of fees for professional services rendered for tax compliance, tax advice or tax planning.

All Other Fees. Deloitte did not provide us, or bill us for, any products or services in 2014 and 2015, other than the services performed in connection with the fees reported under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

Audit Committee Pre-Approval Policy

The audit committee of our board of directors has adopted a policy requiring that all services provided to us by our approved independent registered accounting firm be pre-approved by the audit committee. The policy pre-approves specific types of services that the independent registered accounting firm may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by our audit committee prior to any engagement with respect to that type of service. Our audit committee reviews the pre-approval policy and establishes fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, our audit committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent registered accounting firm, provided that any pre-approval decisions must be reported to our audit committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent registered accounting firm must submit a joint request to the audit committee, or its authorized delegate, describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

Board Recommendation and Stockholder Vote Required

Ratification of the selection requires the affirmative vote by a majority of the shares of common stock represented at the annual meeting. Broker non-votes will have no effect on the outcome of Proposal Three, but abstentions will have the same effect as a vote against Proposal Three. If the appointment is not ratified by the stockholders, the Audit Committee is not obligated to appoint another independent registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote. The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm.

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REPORT OF THE AUDIT COMMITTEE

To the Board of Directors:

The Audit Committee of the Board of Directors of PCM, Inc. is currently composed of three independent directors and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are Thomas A. Maloof (Chair), Ronald B. Reck and Paul C. Heeschen.

We have reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the Company’s audited financial statements as of and for the fiscal year ended December 31, 2015.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and have discussed with Deloitte & Touche LLP their independence.

We have also considered whether the provision of services by Deloitte & Touche LLP, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte & Touche LLP.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which the Company filed with the SEC on March 15, 2016.

Audit Committee

Thomas A. Maloof, Chair

Ronald B. Reck

Paul C. Heeschen

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STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by us (Attention: Chief Legal Officer and Secretary, at our principal offices), no later than March 3, 2017, for inclusion in our proxy statement and form of proxy for that meeting.

In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our proxy statement) to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act, and pursuant to our bylaws, notice of any such stockholder proposals, except those proposals relating to nominations of persons to the Board of Directors, must be given to us in writing not less than 45 days nor more than 75 days prior to the date on which we first mailed our proxy materials for the 2016 meeting, which is set forth on page 1 of this proxy statement (or the date on which we mail our proxy materials for the 2017 annual meeting if the date of that meeting is changed more than 30 days from the prior year). In the event that such stockholder proposals relate to nominations of persons to the Board of Directors, notice of such stockholder proposals must be given to us in writing not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of meeting is given or made to stockholders, then, notice by the stockholder to be considered timely must be so received by us not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

A stockholder’s notice to us must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the stockholder proposing such business, (c) the class and number of shares of our stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. With respect to proposals by stockholders for director nominations, our bylaws require, in addition to items (b) and (c), with respect to each person whom the stockholder proposes to nominate, the (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as our director.

OTHER MATTERS

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the meeting in accordance with the directions given. If you sign and return a proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board in favor of each of the nominees and the matters to be considered.

The Board of Directors does not intend to bring any matters before the meeting other than as stated in this proxy statement and is not aware that any other matters will be presented for action at the meeting. Should any other matters be properly presented, the person named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC will be provided to stockholders without charge upon written request to Brandon H. LaVerne, Chief Financial Officer, PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, California 90245.

By Order of the Board of Directors,

/s/ Frank F. Khulusi
Frank F. Khulusi
Chairman of the Board and Chief Executive Officer

July 1, 2016
El Segundo, California

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PCM, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 1, 2016

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Frank F. Khulusi and Brandon H. LaVerne, and each of them, with full power of substitution as proxies and agents (the ’‘Proxy Agents’’) in the name of the undersigned, to attend the Annual Meeting of Stockholders of PCM, Inc., a Delaware corporation (“Company”), to be held at the Company’s headquarters, located at 1940 E. Mariposa Avenue, El Segundo, California 90245 on Monday, August 1, 2016 at 10:00 a.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.	Election of Directors.

	[ ] FOR all nominees listed below (except as marked to the contrary).		[ ] WITHHOLD AUTHORITY to vote for all nominees listed below.
(To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

		Frank F. Khulusi	Thomas A. Maloof
		Ronald B. Reck	Paul C. Heeschen

2.	Stockholder advisory vote regarding the compensation of the Company’s named executive officers.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	In their discretion, the Proxy Agents are authorized to vote on such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on August 1, 2016:

The Company’s Annual Report for the fiscal year ended December 31, 2015 and the Proxy Statement for the Annual Meeting are available on our website at investor.pcm.com/proxy.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE AND IN FAVOR OF PROPOSALS 2 AND 3.

PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope. If the shares are held by joint tenants or as community property, both stockholders should sign.

Receipt of Notice of Annual Meeting of Stockholders, Annual Report for the year ended December 31, 2015 and Proxy Statement dated July 1, 2016, is hereby acknowledged by the undersigned.

Dated:                                  , 2016

__________________________________________

Signature
__________________________________________
Name, typed or printed

Dated: , 2016 __________________________________________
Signature
__________________________________________
Name, typed or printed